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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-56565) of our report dated December 2, 1997 (except for Note 17 for which the date is December 19, 1997, and paragraph (i) of Note 2, the second paragraph of Note 4, and Note 16 (except the second paragraph), for which the date is May 28, 1998, and the last paragraph of Note 15 and the second paragraph of Note 16 for which the date is August 25, 1998) on our audit of the consolidated financial statements of Bowmar Instrument Corporation and Subsidiary. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data".




PricewaterhouseCoopers LLP

Phoenix, Arizona

September 1, 1998